As filed with the Securities and Exchange Commission on March 23, 2004

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SUMTOTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1607228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2444 Charleston Road

Mountain View, California 94043

(650) 934-9500

(Address of Principal Executive Offices)

SumTotal Systems, Inc. 2004 Equity Incentive Plan

Docent 1997 Stock Option Plan

Docent 2000 Omnibus Equity Incentive Plan

Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan

Click2learn 1998 Equity Incentive Plan

Click2learn 1998 Directors’ Stock Option Plan

Intelliprep Technologies, Inc. 2000 Equity Incentive Plan

SumTotal Systems, f/k/a Click2learn, 1999 Employee Stock Purchase Plan

(Full titles of the plans)

R. Andrew Eckert, Chief Executive Officer

Kevin Oakes, President

2444 Charleston Road

Mountain View, California 94043

(650) 934-9500

(Name, address and telephone number of agent for service)

Copies to:

Erika Rottenberg, Esq. Senior Vice President, General Counsel and Secretary SumTotal Systems, Inc. 2444 Charleston Road Mountain View, California 94043 (650) 934-9500	Page Mailliard, Esq. Joilene W. Grove, Esq. Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value, issuable pursuant to SumTotal Systems, Inc. 2004 Equity Incentive Plan	3,000,000 shares	$7.59	(2)	$22,770,000	$2,884.96

Common Stock, $0.001 par value, issuable pursuant to outstanding options under the Docent 1997 Stock Option Plan	229,624 shares	$5.35	(3)	$1,228,488	$155.65

Common Stock, $0.001 par value, issuable pursuant to outstanding options under the Docent 2000 Omnibus Equity Incentive Plan	2,585,956 shares	$5.35	(3)	$13,834,864	$1,752.88

Common Stock, $0.001 par value, issuable pursuant to outstanding options under the Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan	166,482 shares	$3.67	(3)	$610,988	$77.41

Common Stock, $0.001 par value, issuable pursuant to outstanding options under the Click2learn 1998 Equity Incentive Plan	1,523,463 shares	$3.67	(3)	$5,591,109	$708.39

Common Stock, $0.001 par value, issuable pursuant to outstanding options under the Click2learn 1998 Directors’ Stock Option Plan	107,159 shares	$3.67	(3)	$393,273	$49.83

Common Stock, $0.001 par value, issuable pursuant to outstanding options under the Intelliprep Technologies, Inc. 2000 Equity Incentive Plan	95,069 shares	$3.67	(3)	$348,903	$44.21

Common Stock, $0.001 par value, issuable pursuant to SumTotal Systems, f/k/a Click2learn, 1999 Employee Stock Purchase Plan	507, 924 shares	$7.59	(4)	$507,931	$64.35

TOTAL	8,215,677 shares	—		$45,285,556	$5,737.68

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2004 Equity Incentive Plan (the “2004 Plan”), Docent, Inc.’s 1997 Stock Option Plan (the “Docent 1997 Plan”), Docent, Inc.’s 2000 Omnibus Equity Incentive Plan (the “Docent 2000 Plan”), Click2learn’s 1995 Combined Incentive and Nonqualified Stock Option Plan (the “Click2learn 1995 Plan”), Click2learn’s 1998 Equity Incentive Plan (the “Click2learn 1998 Plan”), Click2learn’s 1998 Directors’ Stock Option Plan (the “Click2learn 1998 Directors’ Plan”), Intelliprep Technologies, Inc. 2000 Equity Incentive Plan (“Intelliprep Plan”) and SumTotal Systems, f/k/a Click2learn, Employee Stock Purchase Plan (the “SumTotal Systems ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	The Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) under the Securities Act. The per share price was determined by reference to the average of the high and low prices for the Common Stock as reported by The Nasdaq National Market on March 19, 2004 of $7.59.

(3)	The Proposed Maximum Offering Price Per Share was determined pursuant to Rule 457(h) under the Securities Act.

(4)	The Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h) under the Securities Act, discounted by 15% for employee stock purchase plans. The per share price was determined by reference to the average of the high and low prices for the Common Stock as reported by The Nasdaq National Market on March 19, 2004 of $7.59.

EXPLANATORY NOTE

SumTotal Systems, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 relating to its Common Stock, par value $0.001 per share, subject to each of the stock plans described below (collectively, the “Stock Plans”).

Upon consummation of the mergers (the “Merger”) that closed as March 18, 2004 in accordance with the Agreement and Plan of Reorganization, dated as of October 20, 2003 among the Registrant, Docent, Inc. (“Docent”), Click2learn, Inc. (“Click2learn”), Devil Acquisition Corporation, a wholly-owned subsidiary of Registrant (“Docent Merger Sub”), and Canuck Acquisition Corporation, a wholly-owned subsidiary of Registrant (“Click2learn Merger Sub”), Docent Merger Sub was merged into Docent and Click2learn Merger Sub was merged into Click2learn. As a result, Docent and Click2learn each became a wholly-owned subsidiary of the Registrant. In addition, upon the consummation of the Merger, the Registrant assumed the obligations of Click2learn and Docent, under each of their respective Stock Plans, and (i) each option to purchase Docent common stock outstanding immediately prior to the effective time of the Merger became an option to acquire an equal number of shares of the Registrant’s Common Stock equal to the product of 0.7327 multiplied by the number of shares of Docent common stock that would have been obtained before the Merger upon exercise of such option (rounded to the nearest whole share) at a price per share (rounded to the nearest whole cent) equal to the exercise price of such option divided by 0.7327, (ii) each option to purchase Click2learn common stock outstanding immediately prior to the effective time of the Merger became an option to acquire a number of shares of the Registrant’s Common Stock equal to the product of 0.3188 multiplied by the number of shares of Click2learn common stock that would have been obtained before the Merger upon exercise of such option (rounded to the nearest whole share) at a price per share (rounded to the nearest whole cent) equal to the per share exercise price specified in each such option divided by 0.3188, (iii) each outstanding restricted share and stock unit of Docent common stock was converted into the number of restricted shares or stock units of the Registrant’s Common Stock equal to the product of 0.7327 multiplied by the number of shares of Docent common stock subject to the award, and (iv) each outstanding restricted share and stock unit of Click2learn common stock was converted into the number of restricted shares or stock units of the Registrant’s Common Stock equal to the product of 0.3188 multiplied by the number of shares of Click2learn common stock subject to the award.

This Registration Statement relates to the Common Stock of the Registrant subject to the following Stock Plans:

3,000,000 shares subject to the 2004 Plan

229,624 shares subject to the Docent 1997 Plan

2,585,956 shares subject to the Docent 2000 Plan

166,482 shares subject to the Click2learn 1995 Plan

1,523,463 shares subject to the Click2learn 1998 Plan

107,159 shares subject to the Click2learn 1998 Directors’ Plan

95,069 shares subject to the Intelliprep Plan

507,924 shares subject to the SumTotal Systems ESPP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission by SumTotal Systems, Inc. (“Registrant”), Docent, Inc. and Click2learn, Inc. are hereby incorporated by reference into this Registration Statement and, pursuant to Rule 428 promulgated under the Securities Act of 1933, as amended, into the Prospectuses relating to this Registration Statement:

(1)	Description of the Registrant’s common stock included in the Registrant’s Form S-4 filed on February 11, 2004 (No. 333-110535).
(2)	Docent, Inc.’s Form 10-K Annual Report for the fiscal year ended December 31, 2003 filed on March 17, 2004.
(3)	Click2learn, Inc.’s Form 10-K Annual Report for the fiscal year ended December 31, 2003 filed on March 18, 2004.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Registrant’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the directors derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Registrant’s certificate of incorporation and bylaws provide that Registrant will indemnify its directors and executive officers and other corporate agents to the fullest extent permitted by law. Registrant believes that indemnification under Registrant bylaws covers at least negligence and gross negligence on the part of indemnified parties. Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification.

Registrant has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Registrant, arising out of such person’s services as a director or executive officer of Registrant, any subsidiary of Registrant or any other company or enterprise to which the person provided services at Registrant’s request. Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against Registrant’s directors and officers, even though a derivative action, if successful, might otherwise benefit Registrant and Registrant’s stockholders. Moreover, a stockholder’s investment in Registrant may be adversely affected to the extent Registrant pays the costs of settlement or damage awards against Registrant’s directors and officers under these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	SumTotal Systems, Inc. 2004 Equity Incentive Plan (incorporated by reference to Annex F to Registrant’s Registration Statement on Form S-4 (No. 333-110535))
4.2	Docent 1997 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Docent, Inc.’s Registration Statement on Form S-1 (No. 333-34546))
4.3	Docent 2000 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Docent, Inc.’s Registration Statement on Form S-8 (No. 333-48326))
4.4	Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan (incorporated by reference to Exhibit 10.03 to Click2learn, Inc.’s Registration Statement on Form S-1 (No. 333-49037))
4.5	Click2learn 1998 Equity Incentive Plan (incorporated by reference to Appendix 2 to Click2learn, Inc.’s Proxy Statement on Schedule 14A filed on April 11, 2001)
4.6	Click2learn 1998 Directors’ Stock Option Plan (incorporated by reference to Appendix 3 to Click2learn, Inc.’s Proxy Statement on Schedule 14A filed on April 11, 2001)
4.7	Intelliprep Technologies, Inc. 2000 Equity Incentive Plan (incorporated by reference to Exhibit 99.4 to Click2learn, Inc.’s Registration Statement on Form S-8 (No. 333-63916))
4.8	SumTotal Systems, f/k/a Click2learn, 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.04 to Click2learn, Inc.’s Registration Statement on Form S-8 (No. 333-83759))
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of KPMG LLP, Independent Auditors
23.3	Consent of Counsel (Contained in Exhibit 5.1)
24.1	Power of Attorney (see signature page)

Item 9. Undertakings.

(1)	Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act 1933, as amended, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on March 22, 2004.

SUMTOTAL SYSTEMS, INC.

By:	/s/ R. Andrew Eckert

R. Andrew Eckert Chief Executive Officer

By:	/s/ Kevin Oakes

Kevin Oakes President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints each of R. Andrew Eckert and Kevin Oakes, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R. Andrew Eckert R. Andrew Eckert	Chief Executive Officer (principal executive officer), Director	March 22, 2004

/s/ Neil J. Laird Neil J. Laird	Chief Financial Officer (principal financial and accounting officer)	March 22, 2004

/s/ Kevin Oakes Kevin Oakes	President, Director	March 22, 2004

/s/ Jack L. Acosta Jack L. Acosta	Director	March 22, 2004

/s/ Vijay Vashee Vijay Vashee	Director	March 22, 2004

/s/ John Coné John Coné	Director	March 22, 2004

/s/ Ali R. Kutay Ali R. Kutay	Director	March 22, 2004

/s/ Donald E. Fowler Donald E. Fowler	Director	March 22, 2004

/s/ Sally Narodick Sally Narodick	Director	March 22, 2004